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                                                                    Exhibit 23.2

                              [LETTERHEAD OF KPMG]

The Board of Directors
Sify Limited
Tidel Park
2nd Floor
4 Canal Bank Road
Taramani, Chennai
DX 600013
India

2 December 2004

Dear Sirs

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 19, 2004, with respect to the consolidated balance sheets of Sify Limited as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended March 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Yours faithfully

/s/ KPMG LLP

KPMG LLP